Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Tattooed Chef, Inc.
Paramount, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249890) and Form S-8 (No. 333-251662) of Tattooed Chef, Inc. of our report dated March 16, 2022, except for the impact of the restatement and revisions described in Note 1, as to which the date is November 16, 2022, and the financial statement schedule, as to which the date is May 15, 2023, relating to the consolidated financial statements and schedule, which appears in this Form 10-K.
/s/ BDO USA, LLP
Costa Mesa, California
May 15, 2023